AGREEMENT OF SALE

This Agreement of Sale (the "Agreement") is dated as of the ____ day of November, 2000, between **WAL-MART STORES, INC.**, an Arkansas corporation with an address of 702 SW 8th Street, Bentonville, AR 72716 (the "Seller") and **THE KLIEN GROUP**(the "Purchaser").

WITNESSETH:

That in consideration of the covenants and agreements of the respective parties as hereinafter set forth, Seller shall sell and Purchaser shall purchase a certain tract of land identified as the Property on the site plan attached hereto as Exhibit "A", and as legally described on Exhibit "B", attached hereto and made a part hereof, located in or near the City of Fort Smith, County of Sebastion, State of Arkansas, having a frontage on S. 24th Street and containing 1.02 acres, more or less, together with all improvements thereon, easements and rights appurtenant thereto and all of Seller's right, title, and interest in any public rights-of-way adjoining the property (with the land collectively called the "Property");

The following terms, provisions, and conditions are further agreed to:

1. Purchase Price. The purchase price for the Property shall be THREE HUNDRED THOUSAND and NO/100 Dollars ($300,000.00) (the "Purchase Price") payable as follows:

(a) NINE THOUSAND and NO/100 Dollars ($9,000.00) (the "Deposit"), paid by Purchaser to Escrow Agent contemporaneously with the execution of this Agreement by Purchaser, and to be deposited in escrow with Fidelity National Title Insurance Company, National Title Services, 14643 Dallas Parkway, Suite 380, Dallas, TX 75240; Attention: Doug Nelson ("Escrow Agent"); Purchaser's Federal I.D. Number is: ______________________, and must be provided for the Deposit to be invested in an interest bearing account; and

(b) The balance of the Purchase Price shall be received by the Escrow Agent by federal wire transfer at or before 10:00 A.M. Central Standard Time and shall be paid to Seller on the date of Closing by federal wire transfer.

2. Survey. Purchaser, at Purchaser's expense, shall obtain a current survey of the Property prepared by a registered surveyor (the "Survey") by January 15, 2001 survey shall show the area, legal description, dimensions, and location of the Property to the nearest monuments, streets and alleys on all sides, the topography, the location of all available utilities in adjoining streets, alleys, or property, the location of all improvements and encroachments if any, and the location of all recorded easements against or appurtenant to the Property. Within ten (10) days after Purchaser receives the Survey, Purchaser shall furnish a copy of the Survey to both the Seller and Escrow Agent. Purchaser, at its expense, shall provide to Seller a legal description of the Access Area (and any other easement area granted to Purchaser or reserved by Seller in conjunction with this transaction) when Purchaser obtains its Survey.

3. Title Insurance. Seller, at Purchaser's expense and by January 8, 2001, shall order from the Escrow Agent a standard form ALTA Owner's Title Commitment (the "Commitment") covering the Property and issued by Fidelity National Title Insurance Company (the "Title Company"), together with copies of all instruments, if any, referred to in the Commitment as exceptions to title. The expense of additional/extended coverage or the deletion of standard exceptions or cancellation fees, if any, shall be the responsibility of the Purchaser. If this Agreement terminates as a result of Purchaser's default or by Purchaser's election as otherwise set forth herein, then Purchaser shall be responsible for any cancellation fees charged by the Title Company. If reasonable and substantial exceptions appear in the commitment, other than the standard pre-printed exceptions, which are objectionable to Purchaser, Purchaser shall, within ten (10) days after Purchaser receives the Commitment (along with supporting documents and the Survey), notify Seller in writing of such fact. Upon the expiration of said ten (10)-day period, Purchaser shall be deemed to have accepted all exceptions to title as shown on the Commitment (except for any matters to which notice under the preceding sentence has been given to Seller) and such

exceptions not objected to by Purchaser as provided above shall be known as permitted exceptions (the "Permitted Exceptions"). Seller shall, within thirty (30) days of receipt of said notice of exceptions, have the option in its sole discretion of either (i) terminating this Agreement and returning all payments made to Seller by Purchaser, or (ii) clearing the title of the objections so specified. If Seller elects to terminate this Agreement, Seller shall so notify Purchaser, whereupon Purchaser shall either (i) take title as is or (ii) accept Seller's termination within five (5) days of its receipt of such notification.

4. Deed. At the Closing, Seller shall deliver to Purchaser a Special Warranty Deed conveying marketable and insurable title to the Property, subject to Permitted Exceptions and reciting and incorporating the covenants, conditions, and restrictions set forth in Section 15 of this Agreement. It is further understood and agreed that the covenants, conditions, and restrictions set forth in Section 15 shall be inserted by the Purchaser under this Agreement in every deed to be delivered by it conveying lots or plots or other portions of the Property and that such insertions of such covenants, conditions, and restrictions in such deed shall be deemed a part of the consideration of this Agreement.

5. Condemnation. If, prior to the Closing, all or any part of the Property shall be condemned by governmental or other lawful authority, Purchaser shall have the option of either (i) completing the purchase, in which event all condemnation proceeds or claims thereof shall be assigned to Purchaser, or (ii) canceling this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement shall be terminated with neither party having any rights against the other, and Seller shall be entitled to any and all condemnation proceeds.

6. Condition of Property. (a) Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that Purchaser is buying the Property "AS IS" and "WHERE IS" as of the time of Closing, and with all faults and defects, latent or otherwise, and that Seller is making no representations or warranties, either expressed or implied, by operation of law or otherwise, with respect to the quality, physical conditions or value of the Property; the presence or absence of conditions on the Property that could give rise to a claim for personal injury, property or natural resource damages; the presence of hazardous or toxic substances, materials of wastes, substances, contaminants, or pollutants on, under or about the Property; or the income or expenses from or of the Property.

(b) Without limiting the foregoing, it is understood and agreed that Seller makes no warranty of habitability, suitability, merchantability or fitness for a particular purpose or any purpose. From and after the Closing, Purchaser shall forever release Seller from any and all manner of actions, causes of actions, suits, damages, claims, costs, expenses or any other manner of liability Purchaser had, has or hereafter may have upon, or by reason of, or in any manner resulting from Seller's ownership or sale of the Property or improvements and fixtures thereon to Purchaser, or any condition or fact or circumstances existing on or about the Property prior to Closing. The provisions of this Section 6 shall survive the Closing.

7. Taxes and Assessments. Real property taxes, water rates, and sewer charges and rents for the then current calendar year, if any, shall be prorated and adjusted on the basis of thirty (30) days to each month. Purchaser is responsible for taxes due on and after the date of Closing. If the Closing shall occur before the tax rate is fixed on the then-current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If real property taxes for the Property are not separately assessed and are a part of Seller's larger tract, the proration of taxes shall be a credit to Seller at Closing. All prorations shall be adjusted between the parties based on actual taxes for the year in which the Closing occurs at the time that such actual taxes are determined. Seller shall pay assessments for improvements, either general or special, which have been assessed and billed prior to the date of Closing. Purchaser shall pay all other assessments. The provisions of this Section 7 shall survive the Closing.

8. Transfer, Sales Taxes, and Fees. The expense and cost of all Federal, state, and local documentary or revenue stamps, transfer, sales and other taxes (except income taxes), if any, relating to the sale of the Property shall be paid by Purchaser on the date of

Closing. Both parties agree to execute any tax returns required to be filed in connection with any such taxes. Any impact, user, standby, connection, or other fee related to the Property or its development shall be the responsibility of Purchaser.

9. Default. (a) If Purchaser fails or refuses to comply fully with the terms of this Agreement for any reason, Seller may, at its option, either (i) rescind this Agreement and retain the Deposit as liquidated damages, or (ii) pursue any other legal or equitable remedy, including, without limitation, a suit for specific performance.

(b) If Seller fails or refuses to comply fully with the terms of this Agreement for any reason, Purchaser may, at its option, either (i) rescind this Agreement whereupon the Deposit will be refunded to Purchaser or (ii) pursue any other legal or equitable remedy, including, without limitation, a suit for specific performance.

10. Right of Entry. At any time prior to the Closing, and at Purchaser's sole expense, Purchaser or its authorized agents shall have the right to enter upon the Property for any lawful purpose, including, without limitation, making surveys and site analyses, test borings, and engineering studies. Purchaser agrees to indemnify and hold harmless Seller from any damages or liability to persons or property that might arise therefrom, and Purchaser agrees to repair, or pay to Seller the cost of, any damages caused to the Property by such entry. The provisions of this Section 10 shall survive the Closing or earlier termination of this Agreement.

11. Assignment. Purchaser shall not assign this Agreement or any right granted herein without the written consent of Seller; however Seller shall have the express right to assign or transfer its interest to an affiliate, subsidiary, or related company without the consent of Purchaser.

12. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, or nationally recognized overnight courier, and shall be considered given upon receipt, addressed as follows:

If to Seller:

WAL-MART STORES, INC.
Sam M. Walton Development Complex
2001 SE 10th Street
Bentonville, AR 72716-0550

Attn: Darrel E. Davis Jr., Dept. 9385
Phone: (501) 204-0321
Fax: (501) 204-0152

If to Purchaser:

THE KLEIN GROUP
89 West Chicago Street
Coldwater, MI 49036

Attn: Ken Klein
Phone: (517) 278-3050
Fax: (517) 278-8479

13. Closing. The Closing shall take place at the office of the Escrow Agent or at a place and time mutually agreed upon by the parties within ten (10) days after all conditions of this Agreement are satisfied, but shall be no later than January 31, 2001 (the "Closing").

14. Closing Costs. Purchaser shall pay all closing costs not specifically set forth herein to be the responsibility of Seller.

15. Covenants, Conditions, and Restrictions. (a) Purchaser covenants that the Property will only be used for purposes of the kind typically found in shopping centers, including, but not limited to, offices, restaurants, and retail shops, and for no other purpose without the written consent of Seller or its successors. Purchaser further covenants that the Property will not be used for or in support of a discount store whose overall retail concept is based on a discounting price structure, a wholesale membership club or warehouse club, grocery store or supermarket, pharmacy/drug store, adult book store, cafeteria, movie theater, bowling alley, health spa/fitness center, discount rack shoe store, automotive maintenance facility engaged in quick lube/oil changes, business engaged in automobile tire sales, gas station, convenience store with fueling station(s), bar, night club, billiard parlor or

any other business or place of recreation or amusement or any business whose principal revenues are from the sale of alcoholic beverages.

(b) Purchaser covenants that only one (1) one-story building shall be erected on the Property, which building, so long as the applicable parking ratio set forth hereinbelow is maintained, shall not exceed 12,000 square feet in floor size and shall not exceed twenty-two (22) feet in height and the exterior of which shall not be constructed of metal. Purchaser covenants that in the event the Property is used for a restaurant, there shall not be less than fifteen (15) parking spaces on the Property for every 1,000 square feet of floor building area thereon; for all other uses permitted hereunder there shall not be less than five (5) parking spaces per 1,000 square feet of floor building area on the Property. Purchaser covenants that only signs advertising business located on the Property may be erected thereon. The Property and all improvements erected or constructed thereon shall be maintained in good condition and repair.

(c) Seller reserves the right to approve, prior to commencement of any construction by Purchaser of any buildings or improvements on the Property, Purchaser's site, utility, and grading plans showing exterior elevations, the placement of Purchaser's buildings and other improvements, including signage, with setbacks from lot lines, location and dimensions of parking areas and spaces, driveways, service areas, and landscaping (the "Development Plan") prepared by certified engineers and conforming with the restrictions set forth above, submitted by Purchaser to Seller for its approval. Seller shall have thirty (30) days after receipt of the Development Plan from Purchaser to approve or disapprove the Development Plan in writing. If the Development Plan is disapproved by Seller, Seller shall give the reasons for such disapproval, and Purchaser shall resubmit to Seller a revised Development Plan incorporating Seller's suggested revisions within thirty (30) days from the date of Purchaser's receipt of Seller's disapproval, and the same time schedule as mentioned above shall be repeated until the Development Plan is approved.

(d) All such covenants, conditions, and restrictions shall remain in effect for a period of fifty (50) years. The aforesaid covenants, conditions and restrictions shall run with and bind the Property and shall inure to the benefit of and be enforceable by Seller, or its successors and assigns, by any appropriate proceedings at law or in equity to prevent violations of such aforesaid covenants, conditions and restrictions or to recover damages for such violations.

16. Conditions Precedent. Purchaser represents and Seller hereby acknowledges that Purchaser intends to use the Property for a/an Retail Strip Center (the "Intended Use"). Therefore, the purchase contemplated by this Agreement is subject to the following conditions and covenants:

(a) Purchaser, with Seller's assistance but at Purchaser's expense, being able to obtain the approval of all public and governmental authorities to all matters relating to zoning, subdivision replatting, special use permits, environmental permits or similar requirements for the Intended Use, and its signage in accordance with Purchaser's development plans and specifications and local municipality standards. Purchaser covenants to try to obtain such approvals and permits in a diligent and expeditious manner. If Purchaser is unable to obtain such approvals and permits, either Seller or Purchaser may rescind this Agreement, whereupon the Deposit will be refunded to Purchaser, provided the rescinding party has given the other party written notice by January 15, 2001. If Seller elects to terminate this Agreement pursuant to this Section 16(a), then Seller must give Purchaser written notice thereof, and Purchaser shall have ten (10) days, after receiving Seller's termination notice, to notify Seller in writing that Purchaser is willing to waive all contingencies contained in this Section 16(a). Purchaser's waiver of the contingencies in Section 16(a), however, does not relieve either Purchaser or Seller of the other terms and conditions of this Agreement.

(b) Water, electrical, and sanitary sewer lines being located either on the Property, or on a public right-of-way adjacent thereto, and adequate for the Intended Use. If said utilities are not available as provided in the preceding sentence or are not adequate for the Intended Use, Purchaser may rescind this Agreement, whereupon the Deposit will be refunded to Purchaser; provided, however, that Purchaser has given Seller written notice of such rescission by January 15, 2001. At the Closing Seller agrees to grant, or use its best

efforts to obtain at the sole cost and expense of Purchaser, non-exclusive perpetual utility easements, over and across Seller's premises that may be adjacent to the Property, that may be necessary and convenient for Purchaser to make such utility connections to the Property. Said easements shall be at a location mutually acceptable to both Seller and Purchaser. Purchaser shall be liable for any damages caused to Seller's premises adjacent to the Property or to any other property or persons by Purchaser's installation, maintenance, repair, and use of any utility lines associated with such easements.

(c) If the Survey, as provided in Section 2, discloses any condition which renders the Property unusable for the Intended Use, Purchaser may rescind this Agreement and the Deposit will be refunded to Purchaser, provided, however, that Purchaser has exercised such rescission right by giving Seller written notice with evidence of such condition by January 15, 2001.

(d) If the results of the analyses, test borings, or studies pursuant to Section 10, disclose that the physical condition of the Property, including the existence of hazardous wastes and toxic substances, will prevent Purchaser from reasonably developing the Property for the Intended Use, Purchaser may rescind this Agreement, whereupon the Deposit will be refunded to Purchaser; provided, however, that Purchaser has notified Seller in writing with evidence of such unacceptable conditions within fifteen (15) days after Purchaser receives the results of such analyses, borings or engineering studies, but not later than January 15, 2001 or before Closing, whichever comes first.

17. Possession. Seller will turn over exclusive possession of the Property to Purchaser at the Closing.

18. Storm Water Drainage Permit. Prior to any construction activities on the Property, Purchaser shall file a Notice of Intent for coverage under the applicable state or federal agency's Storm Water Pollution Discharge Elimination System or similar program and obtained the required permits for construction activities from the appropriate governmental authorities or environmental agencies, including, but not limited to, any notice or permit regarding stormwater discharge/drainage and regardless of the size of the Property (i.e., NPDES Notice of Intent for coverage under Nationwide Permit #26).

19. Access Easement. (a) For no additional consideration, Seller agrees to grant to or use best efforts to acquire for the benefit of Purchaser at Closing a recordable non-exclusive easement for pedestrian and vehicular ingress and egress over and across that portion of Seller's adjoining premises where identified as Access Area on Exhibit "A" ("Access Area") for access to and from the Property, to be used non-exclusively by Purchaser, its customers, suppliers, and employees. Purchaser shall not be allowed to use the Access Area for heavy truck traffic except as may be necessary for delivering merchandise to or development of the business operation to be located thereon.

(b) Purchaser shall indemnify, defend and hold harmless the Seller from any damages or liability to persons or property that might arise from the use of the Access Area by Purchaser, its tenants, employees, customers, suppliers or anyone else using the Access Area for ingress and egress to and from the Property. Purchaser further agrees that Purchaser will at all times during the duration of this easement maintain and pay for comprehensive general liability insurance affording protection to Seller and Purchaser naming Seller as an additional insured on the policy or policies for a combined bodily injury and property damage limit of liability not less than $2,000,000.00 for each occurrence. Purchaser further agrees, upon request to deliver to Seller a certificate or certificates from an insurance company or insurance companies satisfactory to Seller evidencing the existence of such insurance and naming Seller as an additional insured.

(c) In the event Seller fails to maintain or repair the Access Area, Purchaser may do so at its expense provided Purchaser uses like or similar quality and type of materials originally installed by Seller on the Access Area, and further provided that Purchaser does not alter or change the grade or elevation of the Access Area without Seller's written consent. No repair or maintenance shall commence within the Access Area without prior fourteen-(14) day written notice to Seller.

(d) Purchaser shall be entitled to install no more than two (2) 30-foot curb cuts between the Property and the Access Area as shall be determined by Purchaser's approved Development Plan.

(e) Purchaser agrees, at its sole cost and expense to pave any unpaved portion of the Access Area and that if, in the process of paving and developing the Access Area, Purchaser encounters any irrigation equipment previously installed by Seller in the Access Area, Purchaser agrees to disconnect and relocate any such equipment at its cost. If Purchaser encounters any utility lines under the Access Area, it agrees to encase said lines in order to protect it. If it is necessary for Purchaser to remove trees or any other type of landscaping, it agrees to relocate it adjacent to the Access Area in a location acceptable to Seller.

(f) If, in the process of developing the Property, Purchaser damages, breaks, destroys, or in any way impairs the Access Area, or any other improvements of Seller, Seller in its sole discretion, may require Purchaser to either: (i) restore at Purchaser's sole cost and expense the Access Area, or Seller's improvements to its original quality and condition; or (ii) Seller may restore the Access Area, or improvements and invoice Purchaser for Seller's costs incurred restoring the damaged Access Area, or improvements; whereupon Purchaser agrees to reimburse Seller within thirty (30) days of receipt of an invoice for such expenses.

(g) Seller shall reserve the right in its sole and absolute discretion to modify or relocate the Access Area provided any such modification or relocation does not materially restrict or prevent ingress and egress to and from the Property.

(h) Purchaser, at its expense, shall provide to Seller a legal description of the Access Area when Purchaser obtains its Survey.

20. Brokers. Seller and Purchaser represent one to the other that no real estate agent or broker has negotiated this Agreement and each party agrees to indemnify the other party against any claims by any real estate agent or broker that might arise from any brokerage commission agreements entered into by the indemnifying party.

21. Purchaser's Reports. Purchaser hereby agrees to furnish a copy of any survey, soils tests, engineering studies, environmental studies, marketing surveys, when they are obtained, and/or any other non-confidential data that they may obtain during the time frames within this Agreement to Seller to be included in the project file. Purchaser's failure to submit such reports shall constitute default by Purchaser, and Seller shall be entitled to pursue those options outlined in Section 9 of this Agreement.

22. Easement Reservations. Seller reserves unto itself, its successors and assigns, a perpetual easement over and under any area, to be defined by legal description in a separate agreement, on the Property for the installation, maintenance, repair and placement of a remote pylon sign, if such pylon sign exists at the time of execution of this Agreement, together with a non-exclusive right of ingress and egress for activities associated with Seller's use of said easement area. Seller further reserves unto itself, its successors and assigns, a perpetual easement over and under any area, to be defined by legal description in a separate agreement, on the Property for the installation, maintenance, repair and placement of any existing utilities or stormwater drainage, if such utilities serve adjacent property at the time of execution of this Agreement, together with a non-exclusive right of ingress and egress for activities associated with Seller's use of said easement area. This Section 22 shall survive the Closing.

23. Pylon Sign. (a) For no additional consideration, Seller agrees to grant to Purchaser at Closing an easement for the placement of a Pylon Sign on Seller's property in the area marked "Pylon Sign" on Exhibit "A" together with a non-exclusive right of ingress egress for activities associated with Purchaser's use of said easement area. Purchaser's signage plan is subject to the review process set forth in Section 15(c) above. Purchaser shall place no Pylon Sign in the easement area until such time as Purchaser's signage plan is approved by Seller.

(b) In the event Purchaser fails to maintain or repair Pylon Sign, Seller may remove said sign from easement area. Purchaser shall reimburse Seller, within thirty (30) days, for any cost associated with removal of said sign and an additional ten (10%) percent administration fee.

(c) If, in the process of placing Pylon Sign in easement area, Purchaser damages, breaks, destroys or in any way impairs the easement area or improvements of Seller, Seller, in its sole discretion may require Purchaser to either: (I) restore at Purchaser's sole cost and expense any damage done to easement area or Seller's improvements to its original quality and condition; or (ii) Seller may restore the easement area or improvements and invoice Purchaser for Seller's costs incurred in restoring the damaged easement area or improvements; whereupon Purchaser agrees to reimburse Seller within (30) days of receipt of an invoice for such expense.

(e) Seller reserves the right in its sole and absolute discretion to modify or relocate Pylon Sign.

24. Seller's Reports. Upon request by Purchaser, Seller agrees that Purchaser may contact Seller's outside civil engineer for this site, Spear & McCaleb Co., 815 W. Main Oklahoma City, OK 73106, Attention:Terry Haynes, PH: (405) 232-7715, FAX: (405) 232-7859 to obtain a copy of any maps, renderings, plans, including without limitation, utility plans, specifications, soil tests, engineering studies, environmental studies, marketing surveys and/or any other data relating to the Property within their possession or control. The cost of copying and shipping said materials shall be borne entirely by Purchaser. Seller makes no representation or warranty, either express or implied, as to the accuracy or validity of the information contained in said reports.

25. Site Maintenance. As of the date of Closing, Purchaser shall assume responsibility for all forms of site maintenance, including but not limited to mowing, trash pick-up, and the posting of "No Trespassing" signs, for so long as this Agreement is in effect. Furthermore, at the time of Closing, Purchaser shall be responsible for disposing of any "For Sale" signs that may exist on the Property. Purchaser agrees to indemnify and hold harmless Seller from any damages or liability to persons or property that might arise therefrom, and Purchaser agrees to repair, or pay to Seller the cost of, any damages caused to the Property by such entry.

26. Section 1031 Exchange. Purchaser acknowledges that Seller may elect to effect the sale of the Property as an exchange pursuant to Section 1031 of the Internal Revenue Code, provided Seller utilizes the services of a "qualified intermediary" as defined in Treasury Regulation ~ 1.1031(k)-(g)(4)(iii) ("Intermediary") to effectuate such Section 1031 exchange and will cooperate in the accomplishment of that purpose provided only that (i) Purchaser shall not be required to be vested in title to any property other than the Property, (ii) Purchaser shall incur no liability or expense beyond those inherent in an acquisition of the Property for a cash payment nor be delayed in the Closing, (iii) Seller shall have given Purchaser notice of its intentions to close this transaction as an exchange not less than forty-eight (48) hours prior to the Closing; such notice shall be given by either certified mail, postage prepaid, return receipt requested, facsimile or overnight delivery by a nationally recognized service. Seller may assign this Agreement to an Intermediary without Purchaser's consent for purposes of effectuating a Section 1031 exchange. Notwithstanding an assignment to or substitution of the Intermediary to act in place of Seller, Seller agrees to unconditionally guarantee the full and timely performance by the Intermediary of the representations, warranties, obligations and undertakings of the Intermediary regarding a Section 1031 exchange, and in the event of breach, Purchaser may proceed directly against Seller without the need to join the Intermediary. Purchaser agrees to execute such documents as are reasonably necessary or appropriate and to otherwise cooperate with Seller to effectuate a Section 1031 exchange, and Seller hereby holds Purchaser free and harmless from any liability relating to the tax ramifications to Seller of such Section 1031 exchange except insofar as such liability is attributable to the failure of Purchaser to perform as required hereunder.

27. Time of Essence; Acceptance. Time is expressly declared to be the essence of this Agreement.

28. Entire Agreement. This Agreement contains the entire agreement between Purchaser and Seller, and there are no other terms, conditions, promises, undertakings,

statements or representations, express or implied, concerning the sale contemplated by this Agreement.

29. Headings. The headings to the Sections hereof have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

30. Modifications. The terms of this Agreement may not be amended, waived, or terminated orally, but only by an instrument in writing signed by both Purchaser and Seller.

31. Attorney's Fees. Seller and Purchaser agree that if either party brings an action against the other party to enforce the terms hereof or to declare rights hereunder each party shall pay their own attorney's fees and costs incurred therein.

32. Successors. This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors/heirs and assigns.

33. Governing Law. This Agreement shall be governed by and interpreted under the laws of the state in which the Property is located.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS OR ATTEST:

Jane M. Nowicki
Jane M. Nowicki

THE KLEIN GROUP
(Purchaser)

BY: ____________________

ITS: Member

DATE: Nov. 29, 2000

ATTEST:

BY: ____________________
Michael W. Kersting
ITS: Assistant Secretary

WAL-MART STORES, INC.
(Seller)

BY: ____________________
~~Carl~~ Ownbey
ITS: Director of Real Estate-
Excess Property

DATE: 11-29-00

EXHIBIT "A"

(Site Plan)


Pylon Sign Easement Area
Access Area
The Property

EXHIBIT "B"

(The legal description of the Property
will be supplied by the Purchaser upon
completion of the Survey and inserted
at this point in the Agreement.)